Exhibit 99(2)

2011 Fourth Quarter Earnings Conference Call

Thank you Jay.  Welcome to our fourth quarter conference call.  I would like to review key achievements for 2011 and provide some guidance for 2012.  Greg Hill will then discuss our Exploration and Production business and John Rielly will go through our financial results.

Corporate net income for the full year 2011 was $1.7 billion.  Exploration and Production earned $2.7 billion and Marketing and Refining lost $584 million.  Compared to 2010, our results reflected lower crude oil and natural gas sales volumes, weaker refining results, and the impact of higher crude oil selling prices.  Included in our fourth quarter 2011 financial results is an after-tax charge of $525 million related to the closure of the HOVENSA joint venture refinery, which was announced last week.

In 2012, our company’s capital and exploratory expenditures are budgeted at $6.8 billion, with substantially all dedicated to

Exploration and Production.  Over the past several years, we have significantly increased our commitment to unconventionals to generate more predictable growth in reserves and production.  In 2012, we plan to invest $2.5 billion, or nearly 40 percent of our projected spend, in unconventionals.  In addition, we plan to invest $1.6 billion for production, $1.8 billion for developments and $800 million for exploration.

We expect to fund the majority of our 2012 capital program from internally generated cash flow and asset sales.  To protect our cash flow we have hedged 120 thousand barrels per day, or approximately 45 percent of our forecasted oil production, for the calendar year 2012 at an average Brent price of $107.70 per barrel.

In the fourth quarter we agreed to sell our 3 percent interest in the Snohvit LNG project in Norway to Statoil for $170 million.  This transaction will reduce our 2012 production by approximately 3 thousand barrels of oil equivalent per day and is expected to close on January 31.

With regard to Exploration and Production, in 2011 we replaced 147 percent of production, at an FD&A cost of approximately $36 per barrel.  At year end our proved reserves stood at 1.573 billion barrels of oil equivalent and our reserve life was 11.4 years.  Including last year’s results, our five year average reserve replacement ratio is 153 percent and our average FD&A cost is about $23 per barrel of oil equivalent.

In 2011, our crude oil and natural gas production was 370 thousand barrels of oil equivalent per day, an 11 percent decrease compared to the 418 thousand barrels of oil equivalent per day we averaged in 2010.  Most of last year's production issues were due to short term setbacks, including weather related delays in North Dakota, the temporary shut in of the Llano #3 well in the deepwater Gulf of Mexico, a fire at the Valhall Field in Norway and civil unrest in Libya.  We continue to make progress in restoring these lost production volumes.

In 2012, we forecast crude oil and natural gas production to average between 370 and 390 thousand barrels of oil equivalent per day.  This projection includes the sale of Snohvit, but excludes the impact of any other potential asset sales and any production that may result from the restoration of our operations in Libya.

Our sustainable long term growth target for production and reserves remains 3 to 5 percent per year.  However, if 2012 were used as a base, which includes some residual effects from the production issues we experienced in 2011, we would project growth through 2017 to be in the range of 4 to 7 percent per year.

Last year, we continued to grow our portfolio of unconventional resources.  In the Bakken oil shale play in North Dakota, we generated strong growth throughout the second half of the year and exited 2011 at a peak net rate of approximately 50 thousand barrels of oil equivalent per day.  We maintain our 60 thousand barrels of oil equivalent per day forecast for the Bakken in 2012.

We also plan to continue the appraisal of our acreage in the Eagle Ford Shale in Texas and the Utica Shale in Ohio.

Regarding developments, in the third quarter of 2011 we sanctioned the Tubular Bells project in the deepwater Gulf of Mexico.  Hess has a 57 percent interest in the field and is the operator.  In 2012, we will work with our partner Chevron to advance the project and we anticipate first production in 2014.

In terms of exploration, the Andalan No. 1 well on the Semai V Block in Indonesia encountered reservoir sands and hydrocarbons, but not in commercial quantities.  This well, along with a follow up well, were expensed in the fourth quarter.

With regard to Marketing and Refining, our full year 2011 financial results were lower than 2010.  Last week, HOVENSA, in which Hess has a 50 percent interest, announced that it will close the joint venture refinery in St. Croix, U.S. Virgin Islands.  The refinery has commenced shutdown and will become an oil storage terminal.  Overall losses at the HOVENSA refinery have totaled $1.3 billion in the past three years and were projected to continue.  These losses have been caused primarily by the global economic slowdown and the addition of new refining capacity in emerging markets.  In addition, the low price of natural gas in the United States put HOVENSA, an oil-fueled refinery, at a competitive disadvantage.  HOVENSA examined every strategic option to maximize value, but ultimately severe financial losses left no other choice but to close.

In Retail Marketing, while 2011 convenience store sales and average gasoline volumes per station were both down 2 percent, reflecting the weak economic environment, year over year earnings were higher.  Also, our Energy Marketing business delivered strong operating results, but earnings were lower than last year.

Our financial position remains strong.  Our debt to capitalization ratio at year end was 25 percent, essentially unchanged from year end 2010.

2011 was a difficult year operationally but important strategically.  With the closure of the HOVENSA refinery, we have completed our transition to being predominantly an exploration and production company.  Also, with the addition of our newly acquired acreage position in the Utica Shale, the company now has the critical mass for shale resources to make a significant contribution to our future production and reserve growth with lower risk than has been the case historically.  Our principal focus in 2012 will be to execute our investment opportunities to sustain profitable growth and create value for our shareholders.

I will now turn the call over to Greg Hill.